Exhibit 2(1)


                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        TELEFFICIENCY HOLDING CORPORATION


     It is hereby certified that:

     1. The present name of the Corporation (the "Corporation") is Telefficiency Holding Corporation. The name under which the Corporation was originally incorporated was Telefficiency Corporation, and the date of the filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was April 29, 1998.

     2. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the sole incorporator of the Corporation in accordance with the provisions of Sections 241 and 245 of the General Corporation Law of the State of Delaware.

     3. The Certificate of Incorporation of the Corporation, as amended and restated herein, shall from and after the time of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, read in its entirety as follows:

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                        TELEFFICIENCY HOLDING CORPORATION


FIRST: The name of the corporation (herein referred to as the "Corporation") is:

                        TELEFFICIENCY HOLDING CORPORATION

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road in the City of Wilmington, County of New Castle, 19805. The name of its registered agent at such address is the Corporation Service Company.

THIRD: The purpose of the Corporation is:

     To engage in, promote, conduct, and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.


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FOURTH:  The total  number of shares of stock which the  Corporation  shall have authority to issue is 150,000,000 of which (i) 115,000,000 shall be designated Class "A" Voting and Participating Common Shares, $.0001 par value per share ("Class A Common Stock"); (ii) 30,000,000 shall be designated Class "B" Convertible Voting and Nonparticipating Common Shares, $.0001 par value per share ("Class B Common Stock"); and (iii) 5,000,000 shall be designated as Preferred Shares, par value $.0001 per share.

     The designations, preferences, privileges, and powers and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions in the above classes of capital stock shall be as follows:

A.   Preferred Stock

1. Shares of Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. All shares of any one series shall be of equal rank and identical in all respects.

2. Authority is hereby expressly granted to the Board of Directors to fix from time to time, by resolution or resolutions providing for the establishment and/or issuance of any series of Preferred Stock, the designation of the series, and the qualifications, limitations, or restrictions thereof, including the following:

     a. the distinctive designation and number of shares comprising the series, which number may, except where otherwise provided by the Board of Directors in creating the series, be increased or decreased from time to time by action of the Board of Directors, but not below the number of shares then outstanding;

     b. the rate of dividends, if any, on the shares of that series, whether dividends shall be noncumulative, cumulative to the extent earned, or cumulative, and if cumulative, from which date or dates, whether dividends shall be payable in cash, property, or rights, or in shares of the Corporation's capital stock, and the relative rights of priority, if any, of payment of dividends on shares of that series over shares of any other series;

     c. whether the shares of that series shall be redeemable and, if so, the terms and conditions of the redemption, including the date or date upon or after which they shall be redeemable, the event or events upon or after which they shall be redeemable or at whose option they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, or the property or rights, including securities of any other corporation, payable in case of redemption;

     d. whether that series shall have a sinking fund for the redemption or purchase of shares of that series and, if so, the terms and amounts payable into the sinking fund;


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     e.   the rights to which the holders of the shares of that series  shall be entitled in the event of voluntary or involuntary liquidation, dissolution, or winding up on the Corporation, and the relative rights or priority, if any, or payment of shares of that series in any such event;

     f. whether the shares of that series shall be convertible into or exchangeable for shares of stock of any other class or any other series and, if so, the terms and conditions of the conversion or exchange, including the rate or rates of conversion or exchange, the date or dates upon or after which they shall be convertible or exchangeable, the duration for which they shall be convertible or exchangeable, and the method, if any, of adjusting the rates of conversion or exchange in the event of a stock split, stock dividend, combination of shares, or similar event;

     g. whether the issuance of any additional shares of the series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences, or rights of any such other series; and

     h. any other preferences, privileges, powers, or special rights and qualifications, limitations, or restrictions of the series as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation and to the full extent now or hereafter permitted by the laws of the State of Delaware;

3.   Payment of dividends shall be as follows:

     a. The holders of any series of Preferred Stock, in preference to the holders of the Common Stock and the holders of any junior ranking series of Preferred Stock, shall be entitled to receive, as and when declared by the Board of Directors out of funds legally available therefor, dividends in cash, property, or rights, or in shares of the Corporation's capital stock, at the rate for such series fixed in accordance with the provisions of paragraph A(2)(b) of this Article FOURTH.

     b. No dividend shall be paid upon, or declared or set aside for, any series of Preferred Stock with respect to any dividend period unless:

          (i) All dividends on all senior ranking series of Preferred Stock shall, for the same dividend period, and for all past dividend periods, to the extent the dividends on such senior ranking series of Preferred Stock are cumulative, have been fully paid or declared and provided for; and

          (ii) At the same time, a like proportionate dividend with respect to the same dividend period, ratable in proportion to the respective annual dividend rates fixed therefor, shall be paid upon, or declared and provided for, all equally ranking series of Preferred Stock.


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     c.   As long as any  shares  of any  series  of  Preferred  Stock  shall be outstanding, in no event shall any dividend, whether in cash, property, excluding shares of Common Stock of the Corporation, or rights, be paid upon, or declared and provided for, nor shall any distribution be made, on the outstanding shares of Common Stock, unless all dividends on all cumulative series of Preferred Stock with respect to all past dividend periods and unless all dividends on all series of Preferred Stock for the then current dividends on all series of Preferred Stock for the then current dividend period shall have been paid upon, or declared and provided for, and unless the Corporation shall not be in default under any of its obligations with respect to any sinking fund for any series of Preferred Stock. The foregoing provisions of this paragraph (c) shall not, however, in any way prohibit or limit the Corporation from paying a dividend or other distribution of shares of Common Stock on the outstanding shares of Common Stock.

     d. No dividends shall be deemed to have accrued on any share of any series of Preferred Stock with respect to any period prior to the date of the original issuance of the share or the dividend payment date immediately preceding or following the date of original issue, except as may otherwise be provided in the resolution or resolutions of the Board of Directors creating such series. Accruals of dividends shall not bear interest.

4. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of the shares of any series of Preferred Stock then outstanding shall be entitled to receive out of the net assets of the Corporation, whether capital or surplus, but only in accordance with the preferences, if any, provided for such series, before any distribution or payment shall be made to the holders of the Common Stock and the holders of any junior ranking series of Preferred Stock, the amount per share fixed by the resolution or resolutions of the Board of Directors to be received by the holders of such shares on such voluntary or involuntary liquidation, dissolution, or winding up, as the case may be. If the payment shall have been made in full to the holders of all outstanding Preferred Stock of all series, or duly provided for, the remaining net assets of the Corporation shall be available for distribution to the holders of Common Stock to the extent the Board of Directors shall determine as provided for in paragraph B(2)and (4) of this Article FOURTH. If, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the net assets of the Corporation available for distribution among the holders of any one or more series of the Preferred Stock which
     (i) are entitled to a  preference  over the holders of the Common Stock and
     (ii) rank equally in connection therewith, shall be insufficient to make payment in full of the preferential amount to which the holders of such shares shall be entitled, then the assets shall be distributed among the holders of such series of the Preferred Stock ratably according to the respective amounts to which they would be entitled in respect of the shares held by them upon the distribution if all amounts payable on or with respect to the shares were paid in full. Neither the consolidation nor merger of the Corporation, nor a reduction of the


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     capital of the  Corporation,  nor the sale,  lease, or conveyance of all or part of its assets, whether for cash, securities or other property, shall be deemed a voluntary or involuntary liquidation, dissolution, or winding up of the Corporation within the meaning of the foregoing provisions.

5. The shares of Preferred Stock shall have no voting power or voting rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided in the resolution or resolutions of the Board of Directors creating the series of which such shares are a part.

B.   Common Stock

1. After the requirements with respect to preferential dividends, if any, on any series of Preferred Stock, fixed pursuant to paragraph A(2)(b) and as further provided for in paragraph A(3), both contained in this Article FOURTH, shall have been met, and after the Corporation shall have complied with all requirements, if any, with respect to the setting aside of sums in a sinking fund for the purchase or redemption of shares of any series of Preferred Stock, fixed pursuant to paragraph A(2)(d) of this Article FOURTH, then, and not otherwise, the holders of any shares of Class A or Class B Common Stock (collectively "Common Stock"), except as is set forth in paragraph B(4) below, shall receive, to the extent permitted by law and to the extent the Board of Directors shall determine, such dividends as may be declared from time to time by the Board of Directors with respect to Class A or Class B Common Stock, as the case may be.

2. After distribution in full of the preferential amount, if any, fixed pursuant to paragraph A(2)(e) and as further provided for in paragraph A(4), both of this article FOURTH, to be distributed to the holders of any series of Preferred Stock in the event of the voluntary or involuntary liquidation, dissolution, or winding up of the Corporation, the holders of any and all classes of Common Stock, except as is set forth in paragraph B(4) below, equally and variably, shall be entitled to receive such of the remaining assets of the Corporation of whatever kind available for distribution to the extent the Board of Directors shall determine.

3. Except as may be otherwise required by law or by this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of such stock held by him on all matters voted upon by the stockholders.

4. The relative rights, preferences, and limitations of the shares of Class A Common Stock and Class B Common Stock are as follows:

          (i) Except as otherwise provided by law or by this Certificate of Incorporation, each share of Common Stock, without distinction as to class, shall have the same rights, privileges, interest, and attributes, and shall be subject to the same limitations, as every other share of Common Stock.

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          (ii) Only the  holders of Class A Common  Stock  shall be  entitled to receive, to the extent permitted by law and to the extent the Board of Directors shall determine, dividends payable in cash or property (other than capital stock of the Corporation) as may be declared from time to time by the Board of Directors. In the event a dividend payable in Class A Common Stock of the Corporation is declared on shares of Class A Common Stock, holders of Class B Common Stock shall be entitled to receive a like proportionate dividend payable in shares of Class B Common Stock. Similarly, in the event a dividend payable in Class B Common Stock of the Corporation is declared on shares of Class B Common Stock, holders of Class A Common Stock shall be entitled to receive a like proportionate dividend payable in shares of Class A Common Stock.

          (iii) In the event any voluntary or involuntary liquidation or winding up of the Corporation, subject to the prior repayment of (1) the capital and other payments required in respect of the Preferred Stock as provided in paragraph A(4) above and (2) the capital of the Class A Common Stock, the holders of Class B Common Stock shall be entitled to receive not as a preference but ratably out of the net assets of the Corporation, whether capital or surplus, no more than the par value per share of Class B Common Stock of $.0001 per share.

          (iv) On and after the date hereof, and subject to any conditions herein contained, each share of Class B Common Stock shall be subject to redemption by the Corporation, at the discretion of the Board of Directors, for cash, property or rights, including securities of same or another corporation and shall thereafter be restored to the status of authorized and unissued shares of Class B Common Stock provided that at the time of such redemption, the Corporation shall have issued and outstanding shares of its Class A Common Stock.

          (v) No combination, reclassification, subdivision, split or any other change with respect to shares of Class A Common Stock or Class B Common Stock or the capitalization of the Corporation, or any other action or transaction may be effected which will change the relative voting rights between shares of Class B Common Stock and Class A Common Stock, unless all adjustments are made as may be necessary to preserve to holders of the shares of Class A Common Stock and Class B Common Stock those rights and privileges which are substantially proportionate to the rights and privileges of such shares existing prior to said event or events.

C.   Preemptive Rights

          No holder of any of the shares of the stock of the Corporation, whether now or hereafter authorized and issued, shall be entitled as of right to purchase or subscribe for any unissued stock of any class, or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of any class of the Corporation, or


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     bonds,  certificates  of  indebtedness,  debentures,  or  other  securities convertible into stock of any class of the Corporation, or carrying any right to purchase stock of any class of the Corporation, but any such unissued stock or any such additional authorized issue of any stock or of other securities convertible into stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations, and upon such terms, as may be deemed advisable by the Board of Directors in the exercise of its discretion.

FIFTH. The Corporation shall have the right to impose restrictions on the sale or other disposition of its shares provided that all such restrictions are placed upon the certificates evidencing the Corporation's shares to which such restrictions apply.

SIXTH. The name and mailing address of the sole incorporator are:

       Joseph Sierchio
       41 East 57th Street
       39th Floor
       New York, New York 10022

SEVENTH. The Corporation is to have perpetual existence.

EIGHTH. The number of directors of the Corporation shall be such as from time to time shall be fixed by, or in the manner provided in the bylaws. To the extent that the number of directors is less than the number so fixed, the majority of the directors then in office shall have the right, without shareholder vote, to appoint such number of additional directors equal to the difference between the number of directors in office and the maximum number of directors fixed in the bylaws. Election of directors need not be by written ballot. The Board of Directors is authorized, without the assent or vote of the shareholders, to make, alter or repeal the by-laws of the Corporation.

NINTH. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the provisions of paragraph (7) of subsection (b) of ss. 102 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented. The Corporation shall, to the fullest extent permitted by the provision of ss. 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


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TENTH.  The  officers,  directors  and  other  members  of  management  of  this
Corporation shall be subject to the doctrine of corporate opportunities only insofar as its applies to business opportunities in which this corporation has expressed an interest as determined from time to time by the Corporation's Board of Directors as evidenced by resolutions appearing in the Corporation's Minutes. When such areas of interest are delineated, all such business opportunities within such areas of interest which come to the attention of an officer, director or other member of management of this Corporation shall be disclosed promptly to this Corporation and made available to it. The Board of Directors may reject any business opportunity presented to it and thereafter any officer, director or other member of management may avail himself or herself of such opportunity. Until such time as this Corporation, through its Board of Directors, has designated an area of interest, the officers, directors and other members of management of this Corporation shall be free to engage in such areas of interest on their own and the doctrine of corporate opportunities shall not limit the rights of any officer, director or other member of management of this Corporation to continue a business existing prior to the time that such area of interest is designated by this corporation. This provision shall not be construed to release any employee of the Corporation (other than an officer, director or member of management) from any duties which he or she may have to the Corporation.

ELEVENTH. In furtherance and not in limitation of the rights, powers, privileges, and discretionary authority granted or conferred by the General Corporation Law of the State of Delaware or other statutes or laws of the State of Delaware, the Board of Directors is expressly authorized without the consent of our stockholders to:

A.   Make, amend, alter, or repeal the Bylaws of the Corporation;

B. Authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation, and to hypothecate such property;

C. Set apart out of any funds of the Corporation available for dividends a reserve or reserves of any proper purpose and reduce any such reserve in the manner in which it was created; and

D. Adopt from time to time Bylaw provisions with respect to indemnification of directors, officer, employees, agents, and other persons as it shall deem expedient and in the best interest of the Corporation and to the extent permitted by law. In the event no such Bylaw provisions are adopted, then the Corporation shall indemnify all persons whom it may indemnify to the full extent permitted by Section 145 of the Delaware General Corporation Law as amended from time to time.

TWELFTH. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation, subject to any provisions contained in the statutes.

THIRTEENTH. The Corporation reserves the right to amend, alter, change, or repeal any provisions herein contained, in the manner now or hereafter prescribed by statute, and all rights,


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powers, privileges, and discretionary authority granted or conferred herein upon stockholders or directors are granted subject to this reservation.

     The undersigned, being the sole incorporator herein before named, does hereby make this Amended and Restated Certificate of Incorporation, hereby declaring, affirming, acknowledging, and certifying, under penalties of perjury, that this is the act and deed of the undersigned and that the facts stated herein are true, and accordingly has hereunto set his hand this 10th day of May, 1998.




                                              ----------------------------------
                                              Joseph Sierchio, Sole Incorporator


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